Premier Power Reports Record Revenues of $28.3 Million for Third Quarter 2010

•	Company reports record revenue of $28.3 Million in 3Q10, the highest revenue quarter in company history - an increase of 350% over 3Q09 and 213% over 2Q10

•	European operations achieve its highest revenue quarter in company history of $24 Million - an increase of 1,233% over 3Q09 and 200% over 2Q10

•	North American Commercial operations revenue up 1,024% over 2Q10

EL DORADO HILLS, Calif.-- (BUSINESS WIRE) -- Premier Power Renewable Energy, Inc. (OTCBB:PPRW), a global leader in the development, design, engineering, and construction of solar power systems for commercial, government, and utility markets in the North America and Europe today announced results for its third quarter ended September 30, 2010.

Revenue for the third quarter of 2010 increased 350% to $28.3 million, up $22 million from $6.3 million achieved in the same period last year, and $19.3 million, or 213%, higher than revenues achieved in the second quarter of 2010.

Revenues were driven by strong performance from the company’s European segment, which posted revenues of $21 million from its Distribution and Value Add Consulting (DVAC) practice, designed to serve emerging market customers in Eastern Europe, as well as from ongoing EPC work on the company’s European projects pipeline.  In addition, the company’s North American Commercial segment posted revenue of $3.6 million in the third quarter, its largest quarter since 2008, reflecting a materially increased level of EPC activity.

As of September 30, 2010, based on non-cancellable newly signed contracts, the company’s revenue backlog stood at approximately $55.6 million for approximately 16.5 megawatts (MW) in projects the company expects to complete within the next 12 months, including $25.3 million in the North America Commercial segment, $20.0 million in the Other European business segment and $10.3 million in the Italian business segment.

“Our revenue for the nine months of 2010 has already exceeded revenue achieved for all of last year,” said Dean R. Marks, chairman and chief executive officer of Premier Power.  “As the need for solar power solutions continues to grow in the United States and Europe, we have continued to evolve as a business and find ways to grow exponentially as we continue to emphasize our core values of profitability and delighting our customers.”

“In Europe, our new DVAC services group has shown great success in providing customers with project consultation, technical support, and components & systems.  In North America, key customer successes coupled with increased project finance options have providing us with a fast-growing commercial EPC pipeline, which we see continuing well into 2011.  As 2010 comes to a close and we enter 2011, we have reason to feel good about the strength we’re seeing in both our North American and our European markets,” he concluded.

Operating expenses increased to approximately $3.1 million for the third quarter of 2010 from approximately $2.4 million for the comparable period in 2009.  This increase was as a result of selling and marketing expenses of approximately $800 thousand from increased selling expenses in our Italian subsidiary and increased commission expenses in our North American segment, partially offset by a reduction of approximately $200 thousand in general and administrative expenses.  Included in general and administrative expenses was a one-time charge of $251 thousand for the write-off of secondary offering costs.

For the third quarter of fiscal 2010, the company reported a GAAP net loss of $1.2 million, or ($0.04) per fully diluted share, compared to a net loss of $1.0 million, or ($0.04), unchanged from the same period of the prior year.  Share-based compensation for the third quarter of 2010 was $230 thousand, up $143 thousand, over the third quarter of 2009.

“With increased revenue levels in both Europe and North America, the company has expanded margins on the services it provides through our core higher margin EPC business combined with our high volume, lower margin DVAC services,” said Frank Sansone, chief financial officer of Premier Power.  “In the third quarter of 2010, we saw improvement in both our gross margin, with a 7.7 percent change, as well as our operating margin, with a 72.6 percent change, from the second quarter.”

Financial Outlook

The company reaffirms our fiscal 2010 revenues range of $70 - $80 million, an increase of 128% to 160% over levels achieved in fiscal 2009 with improved margins from the first three quarters of 2010.

About Premier Power

Premier Power Renewable Energy, Inc. is a leading global provider of large and small-scale solar power systems, delivering unmatched experience to commercial, governmental and residential customers throughout North America and Europe. Premier Power designs, engineers and integrates the solar industry's leading products. Premier Power's technologies and services have enabled its customers to maximize clean energy output along with project savings. Today, Premier Power designs and deploys the most innovative solar electric systems through market-leading innovation and exceptional customer service. Premier Power is headquartered in El Dorado Hills, CA and has common stock quoted on the OTC Bulletin Board under the symbol PPRW.OB. Additional information is available at the Company's website at www.premierpower.com.

Forward-Looking Statements

This release may contain certain "forward-looking statements" relating to the business of Premier Power Renewable Energy, Inc. (“Premier”), which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements, some of which are beyond Premier’s control. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Premier's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Premier will be those anticipated by Premier. Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Bill Powell
Investor Relations
(916) 939-0400
ir @premierpower.com

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND SEPTEMBER 30, 2009
(in thousands, except per share data)

	For Three Months ended September 30,		For Nine Months ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$28,289	$6,285	$40,714	$15,192
Cost of revenues	(26,770)	(4,901)	(38,715)	(12,902)
Gross profit	1,519	1,384	1,999	2,290

Operating expenses:
Selling and marketing	1,436	601	2,948	1,973
General and administrative	1,666	1,842	4,847	4,245
Total operating expenses	3,102	2,443	7,795	6,218

Operating loss	(1,583)	(1,059)	(5,796)	(3,928)

Other income (expense):
Interest expense	(38)	(30)	(113)	(38)
Other expense	21	-	(43)	-
Change in fair value of contingent consideration liability	48	-	5,824	-
Change in fair value of financial instruments	-	-	-	2,183
Interest income	-	2	6	31
Total other income (expense), net	31	(28)	5,674	2,176

Loss before income taxes	(1,552)	(1,087)	(122)	(1,752)

Income tax (expense) benefit	364	92	(1,145)	1,218

Net loss	(1,188)	(995)	(1,267)	(534)

Less: Net loss attributable to noncontrolling interest	-	9	-	9

Net loss attributable to PPRE, Inc.	$(1,188)	$(986)	$(1,267)	$(525)

Loss Per Share:

Basic	$(0.04)	$(0.04)	$(0.05)	$(0.02)
Diluted	$(0.04)	$(0.04)	$(0.05)	$(0.02)

Weighted Average Shares Outstanding:

Basic	26,602	26,049	26,588	26,049
Diluted	26,602	26,049	26,588	26,049

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009
(in thousands, except share data)

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,592	$3,792
Accounts receivable, net of allowance for doubtful accounts of $230 and $137 at September 30, 2010 and December 31, 2009, respectively	19,565	7,676
Inventory	3,335	1,824
Prepaid expenses and other current assets	2,785	310
Costs and estimated earnings in excess of billings on uncompleted contracts	8,542	13,674
Other receivables	748	297
Deferred tax assets	253	473
Total current assets	37,820	28,046

Property and equipment, net	534	615
Intangible assets, net	838	970
Goodwill	11,663	12,254
Deferred tax assets	410	1,295
Total assets	$51,265	$43,180

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	29,930	18,347
Accrued liabilities	2,403	2,043
Billings in excess of costs and estimated earnings on uncompleted contracts	4,425	374
Taxes payable	71	293
Customer deposits	1,036	-
Borrowings, current	248	1,692
Total current liabilities	38,113	22,749

Borrowings, non-current	538	548
Contingent consideration liability	1,901	7,725
Total liabilities	40,552	31,023

Commitments and contingencies
Stockholders' equity:
Series A convertible preferred stock, par value $.0001 per share: 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000 shares issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 shares designated; 20,000,000 shares of preferred stock authorized; 2,800,000 shares issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Common stock, par value $.0001 per share; 500,000,000 shares authorized; 29,099,750 and 29,050,250 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	3	3
Additional paid-in-capital	18,535	17,822
Accumulated deficit	(6,652)	(5,385)
Accumulated other comprehensive loss	(1,173)	(282)
Total stockholders' equity	10,713	12,158
Total liabilities and stockholders' equity	$51,265	$43,180

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND SEPTEMBER 30, 2009
(in thousands)

	September 30, 2010	September 30, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,267)	$(534)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	713	377
Depreciation and amortization	269	309
Share registration costs for terminated offering	251	-
Change in fair value of contingent consideration liability	(5,824)	-
Change in fair value of warrant liability	-	(2,183)
Deferred taxes	1,100	(1,436)
Changes in operating assets and liabilities:
Accounts receivable	(11,800)	1,906
Inventory	(1,508)	(373)
Prepaid expenses and other current assets	(2,445)	(23)
Costs and estimated earnings in excess of billings on uncompleted contracts	4,348	(866)
Project assets	-	(3,068)
Other receivables	(379)	-
Taxes receivable	(71)	(64)
Accounts payable	12,002	146
Accrued liabilities	362	(538)
Billings in excess of costs and estimated earnings on uncompleted contracts	4,003	(361)
Taxes payable	(201)	(146)
Customer deposits	1,003	-
Net cash provided by (used in) operating activities	556	(6,854)
Cash flows from investing activities:
Acquisition of property and equipment	(72)	(113)
Net cash paid for Rupinvest acquisition	(3)	(2)
Net cash used in investing activities	(75)	(115)
Cash flows from financing activities:
Principal payments on borrowings	(239)	(34)
Sale of noncontrolling interest	-	176
Payments on line of credit	(1,346)	-
Proceeds from borrowings	166	2,152
Proceeds from issuance of preferred stock and warrants	-	3,000
Cost related to share registration	(251)	(461)
Net cash (used in) provided by financing activities	(1,670)	4,833
Effect of foreign currency	(11)	15
Decrease in cash and cash equivalents	(1,200)	(2,121)
Cash and cash equivalents at beginning of period	3,792	5,787
Cash and cash equivalents at end of period	$2,592	$3,666

Supplemental cash flow information:
Interest paid	$113	$35
Taxes paid	$262	$141